EXHIBIT 99.1
                                                                    ------------

NEWS                                                                  Boston
FOR IMMEDIATE RELEASE                                                 Scientific


                                                   Boston Scientific Corporation
                                                   One Boston Scientific Place
                                                   Natick, MA 01760-15337

                                                   508-650-8000

                                                   www.bostonscientific.com


                           BOSTON SCIENTIFIC ANNOUNCES
                            PRELIMINARY SALES RESULTS
                           FOR FOURTH QUARTER AND 2004

                     SALES INCREASED $2.1 BILLION OVER 2003


Natick, MA and San Francisco, CA (January 10, 2005) - Boston Scientific Corporation (NYSE: BSX) today announced preliminary, unaudited sales results for the fourth quarter and for the year ended December 31, 2004. The announcement was made by Jim Tobin, President and Chief Executive Officer of Boston Scientific, at the JPMorgan Healthcare Conference in San Francisco.

Preliminary net sales for the fourth quarter were $1.6 billion as compared to $939 million for the fourth quarter of 2003, an increase of 70 percent. Excluding the favorable impact of $35 million of foreign currency fluctuations, preliminary net sales were $1.565 billion, an increase of 67 percent.

Preliminary worldwide coronary stent system sales for the fourth quarter were $730 million as compared to $154 million for the fourth quarter of 2003, an increase of 374 percent. Preliminary worldwide sales of the TAXUS(TM) Express(2)(TM) paclitaxel-eluting coronary stent system were $691 million for the quarter. U.S. TAXUS stent system sales were $503 million for the quarter. The Company launched the TAXUS stent system in the U.S. in March of 2004.

Preliminary net sales for the year ended December 31, 2004 were $5.624 billion as compared to $3.476 billion for 2003, an increase of 62 percent. Excluding the favorable impact of $155 million of foreign currency fluctuations, preliminary net sales were $5.469 billion, an increase of 57 percent.

Preliminary worldwide coronary stent system sales for the year ended December 31, 2004 were $2.351 billion as compared to $528 million for the year ended December 31, 2003, an increase of 345 percent. Preliminary worldwide sales of the TAXUS Express(2) paclitaxel-eluting coronary stent system were $2.143 billion for the year. Preliminary U.S. TAXUS stent system sales were $1.570 billion for the year.

"We are coming off an extraordinary year, where sales increased by more than $2 billion, and I congratulate the entire Boston Scientific organization for an outstanding performance," said Jim Tobin, President and Chief Executive Officer of Boston Scientific. "The seeds for last year's success were sown many years ago with long-range investments in research and development. In order to maintain our success, we must continue to invest in R&D, both organic and acquired. Again this year, we will manage for the long term and make the investments required for ongoing success and leadership."

Tobin said he expects there will be an impact on earnings in 2005 due to a loss of revenue in Japan. He cited as reasons for the shortfall the timing of regulatory approval for the Company's paclitaxel-eluting stent system in that market and recent government-mandated, industry-wide pricing reductions for medical devices. Boston Scientific is slated to launch its TAXUS Express(2) paclitaxel-eluting coronary stent system in Japan in 2006. Tobin estimated the loss of revenue will result in a decline of approximately $70 million in Japan operating income in 2005.

The Company will release final results for 2004 and provide future financial goals at a February 1st analyst meeting in New York. Details of the meeting - including webcast access - will be announced in a press release later this month.

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit: www.bostonscientific.com.

The Company discloses non-GAAP or pro forma measures that exclude certain items. Non-GAAP measures may exclude such items as charges related to purchased in-process research and development and certain litigation. Management uses these measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company's business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, financial reporting measures prepared in accordance with GAAP.

This press release contains forward-looking statements. The Company wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, risks associated with new product development and introduction, clinical trials, regulatory approvals, integration of strategic alliances, competitive offerings, litigation, the Company's overall business strategy, and other factors described in the Company's filings with the Securities and Exchange Commission.


                                         CONTACT: Milan Kofol
                                                  508-650-8569
                                                  Investor Relations
                                                  Boston Scientific Corporation

                                                  Paul Donovan
                                                  508-650-8541
                                                  Media Relations
                                                  Boston Scientific Corporation